Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

Second Quarter Ended March 31, 2025

McLean, VA, May 6, 2025: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its second quarter ended March 31, 2025. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	March 31, 2025	December 31, 2024	Change	% Change
Total investment income	$21,569	$21,960	$(391)	(1.8)%
Total expenses, net of credits	(10,324)	(10,736)	412	(3.8)

Net investment income	11,245	11,224	21	0.2
Net investment income per common share	0.50	0.50	0.00	0.0
Cash distribution per common share	0.50	0.90	(0.40)	(44.4)
Net realized gain (loss)	7,706	57,814	(50,108)	(86.7)
Net unrealized appreciation (depreciation)	(9,963)	(41,892)	31,929	(76.2)
Net increase (decrease) in net assets resulting from operations	8,797	26,975	(18,178)	(67.4)
Weighted average yield on interest-bearing investments	12.6%	13.1%	(0.5)%	(3.8)
Total invested	$45,595	$151,616	$(106,021)	(69.9)
Total repayments and net proceeds	81,274	165,343	(84,069)	(50.8)

As of:	March 31, 2025	December 31, 2024	Change	% Change
Total investments, at fair value	$762,636	$799,497	$(36,861)	(4.6)%
Fair value, as a percent of cost	96.6%	98.0%	(1.4)%	(1.4)
Net asset value per common share	$21.41	$21.51	$(0.10)	(0.5)

Second Fiscal Quarter 2025 Highlights:

•	Portfolio Activity: Invested $38.3 million in two new portfolio companies and $7.3 million in existing portfolio companies.

•	Realized Gains: Delivered net realized gains of $7.7 million for the quarter derived from successful exits.

•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost.

Second Fiscal Quarter 2025 Results:

Total investment income decreased by $0.4 million, or 1.8%, for the quarter ended March 31, 2025, compared to the prior quarter ended December 31, 2024, driven primarily by a $0.4 million decrease in prepayment fees received. Interest income was unchanged, quarter over quarter. The weighted average yield decreased to 12.6% during the quarter ended March 31, 2025 as compared to 13.1% during the quarter ended December 31, 2024.

SOFR rates averaged 4.3% during the quarter ended March 31, 2025, a decline compared to an average of 4.7% during the quarter ended December 31, 2024. The reduced SOFR rates were offset by an increase in the weighted average principal balance of our interest-bearing investment to $682.6 million during the quarter ended March 31, 2025 as compared to $642.4 million during the quarter ended December 31, 2024.

Total expenses decreased by $0.4 million, or 3.8%, quarter over quarter primarily due to a $1.4 million incentive fee credit which was largely offset by a $1.3 million increase in the net base management fee due to lower investment banking fee credits to the base management fee from lower deal originations and $0.5 million in lower professional fees and other expenses.

Net investment income for the quarter ended March 31, 2025 was $11.2 million, or $0.50 per share.

The net increase in net assets resulting from operations was $8.8 million, or $0.39 per share, for the quarter ended March 31, 2025, compared to $27.0 million, or $1.21 per share, for the quarter ended December 31, 2024. The current quarter increase in net assets resulting from operations was primarily driven by $7.7 million of net realized gain recognized during the quarter.

Subsequent Events: Subsequent to March 31, 2025, the following significant events occurred:

•	Portfolio Activity:

•	In April 2025, our $42.2 million debt investment in SpaceCo Holdings, LLC paid off at par.

•

In April 2025, our investment in Eegees, LLC was restructured as part of the bankruptcy process resulting in a new $20.5 million investment in Eegee Acquisition Corporation comprised of secured first lien debt and common equity.

•	Distributions and Dividends Declared:

•	In April 2025, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
April 21, 2025	April 30, 2025	$0.165
May 21, 2025	May 30, 2025	0.165
June 20, 2025	June 30, 2025	0.165

Total for the Quarter		$0.495

Record Date	Payment Date	Distribution per Series A Preferred Stock
April 25, 2025	May 5, 2025	$0.130208
May 27, 2025	June 5, 2025	0.130208
June 25, 2025	July 3, 2025	0.130208

Total for the Quarter		$0.390624

•

Comments from Gladstone Capital’s President, Bob Marcotte: “Over the past two quarters we believe we have absorbed much of the anticipated surge in portfolio liquidity events and ended last quarter with a strong balance sheet, ample funding capacity and a healthy backlog of deals to grow the company’s investment portfolio and support shareholder distributions in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, May 7, 2025, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through May 14, 2025. To hear the replay, please dial (877) 660-6853 and use playback conference number 13752152. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended March 31, 2025, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.